UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2015

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Milton, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2015, Exide Technologies (the "Company") entered into a non-prosecution agreement (the "NPA") with the United States Attorney’s Office for the Central District of California (the "USAO") with respect to the USAO’s criminal investigation of the Company’s secondary lead recycling facility located at 2700 South Indiana Avenue, Vernon, California (the "Vernon Facility"), pursuant to which the USAO has agreed not to criminally prosecute the Company or its officers, directors or employees for any alleged violations of federal criminal laws related to the conduct described in the NPA, provided that the Company performs all its material obligations thereunder as described below. The NPA remains subject to approval by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), confirmation of the Company’s plan of reorganization, and occurrence of the effective date of the plan of reorganization.

If the NPA becomes effective, the Company will be required to, among other things, (1) admit that it committed certain identified acts constituting felony violations as set forth in the NPA and accept and acknowledge responsibility for such criminal conduct and (2) immediately move to permanently close the Vernon Facility (the "Facility Closure"), in accordance with the Company’s previously disclosed agreements with the California Department of Toxic Substances Control (the "Department"), including the 2014 Stipulation and Order entered into on November 6, 2014 (the "2014 Vernon Stipulation and Order") (as may be amended from time to time). The NPA will also require the Company to (i) accelerate a $3,000,000 payment required to be made under the 2014 Vernon Stipulation and Order to the Residential Off-Site Corrective Action Trust Fund described therein within 30 days after the effective date of Exide’s plan of reorganization, (ii) fund periodic blood lead and arsenic level monitoring for certain local residents for five years from the date of the NPA and (iii) enter into a tolling agreement pursuant to which the Company will toll all applicable statute of limitations for alleged criminal violations of various federal laws occurring within the Central District of California during the time period that the NPA is in effect.

On March 12, 2015, the 2014 Vernon Stipulation and Order was amended (the "Amended 2014 Vernon Stipulation and Order"), subject to approval by the Bankruptcy Court. The Amended 2014 Vernon Stipulation and Order will (1) modify and adjust certain payments otherwise required to be made from 2016 to 2024 under the 2014 Vernon Stipulation and Order to the Closure/Post Closure Financial Assurance Trust Fund (the "Closure Trust Fund") into two equal payments of approximately $3.25 million payable on November 1, 2017 and March 31, 2018 and certain of Exide's related Closure Trust Fund payment obligations and reimbursement rights; (2) Exide will make further payments of $1.5 million by November 1, 2018, $1.5 million by March 1, 2019 and $2 million by March 1, 2020 to the Residential Off-Site Corrective Action Trust Fund to address additional off-site residential corrective action, if any; (3) within five (5) days after the 2015 Amendment Effective Date (as defined in the Amended 2014 Vernon Stipulation and Order), Exide will withdraw its application for a Part B hazardous waste facility permit and give the Department notice of its intent to permanently close the Vernon Facility; and (4) no later than May 15, 2015, Exide will submit to the Department an update to the October 1, 2014 closure/post closure plan.

On March 12, 2015, the Company filed three motions (collectively, the "Motions") in the Bankruptcy Court seeking court authority for the Company to enter into the NPA, enter into the Amended 2014 Vernon Stipulation and Order, and to take such actions as are necessary to close the Vernon Facility and terminate its recycling operations in California. The Company is seeking to have the Bankruptcy Court rule on the Motions on March 27, 2015.

The foregoing description of each of the NPA and the Amended 2014 Vernon Stipulation and Order does not purport to be complete and is qualified in its entirety by reference to the text of such document, which is publicly filed with the Bankruptcy Court as an exhibit to the Motions.

On March 12, 2015, the Company issued a press release regarding the NPA and the Amended 2014 Vernon Stipulation and Order. The press release is attached as Exhibit 99.1 to this Current Report.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information in Items 1.01 and 2.06 herein relating to the Facility Closure is incorporated by reference herein.

The Company estimates that the Facility Closure will result in total charges of approximately $9,000,000-$12,000,000 including costs for severance, retention, and other employee related assistance and other exit costs associated with the Facility Closure. The Company currently estimates that Phase I of the Facility Closure, as defined in the 2014 Vernon Stipulation and Order, will be complete by the end of 2017 with Phase II, also as defined in the 2014 Vernon Stipulation and Order, extending beyond 2016. The Company does not currently have an estimate on the completion date for Phase II.

Item 2.06 Material Impairments.

The information in Item 1.01 above relating to the Facility Closure is incorporated by reference herein.

The Company estimates that the Facility Closure will result in total asset impairment charges of approximately $35,000,000-$43,000,000. These charges will be non-cash items and includes the impact that the majority of assets including property and equipment have limited to no fair market value.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated March 12, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

March 16, 2015	By:	Phillip A. Damaska

Name: Phillip A. Damaska
Title: Executive Vice President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 12, 2015